ParkerVision Reports First Quarter 2019 Results

First Quarter 2019 Net Loss Declined 51%  Year-Over-Year

JACKSONVILLE, Fla., May 15, 2019 – ParkerVision, Inc. (OTCQB: PRKR), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2019.

First Quarter 2019 Summary and Recent Developments

•	Licensing/Patent Enforcement
▪	Stay was lifted in January 2019 in the infringement case against Qualcomm and HTC in U.S. District Court in Orlando, Florida.
▪	Case was filed in May 2014 and was stayed pending resolution of other actions including IPR’s filed against certain asserted patents.
▪	Case includes the ‘940 and ‘372 patents that withstood IPR challenges by Qualcomm as well as a number of receiver patents that were not challenged by IPRs.
▪	Hearing scheduled for May 22nd on pending motions and trial schedule.
▪	The District Court of Munich, Germany ruled in late April that Apple does not infringe the German part of ParkerVision’s ‘853 European receiver patent following a March 2019 hearing.
▪	Infringement case against Qualcomm and Apple in U.S. District Court in Jacksonville, Florida is awaiting Markman decision from the court following an August 31, 2018 Markman hearing.

•	Products
▪	Continue to explore divestiture of the Milo® product operations in order to preserve limited resources for the patent enforcement and licensing program.

First Quarter Financial Results

•	Net loss for the first quarter of 2019 was $2.1 million, or $0.07 per common share, compared to a $4.3 million net loss, or $0.19 per common share, for the first quarter of 2018.
•	Cash used for operations decreased approximately 50% in the first quarter of 2019 compared to the same period in 2018 as a result of the Company’s cost reduction measures.
•	The Company sold $1.3 million in five-year, 8% convertible notes with a fixed conversion price of $0.25 per share to finance its operations.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We are disappointed with the decision made by the Munich court in our German case against Apple. The Court’s interpretation of certain claim terms precluded a finding of infringement, and in our opinion was not consistent with the teaching of the ‘853 Patent. We believe that this ruling in Germany has no legal impact on our current cases in the U.S. which involve different patents and different products. We remain focused on the two patent infringement cases pending in U.S. Federal District Court; one case in Jacksonville against Qualcomm and Apple and another in Orlando against Qualcomm and HTC.”

Mr. Parker continued, “The next steps in the Jacksonville case are dependent upon the court’s claim construction ruling on the Markman hearing held nearly nine months ago.  In the Orlando case, we anticipate that we will receive the court’s guidance on which patents and claims will be allowed to be asserted during a case hearing scheduled for May 22nd.  We also expect to receive feedback on the trial schedule at this time.  We are seeking the nearest term trial dates for both cases, which we believe involve hundreds of millions of infringing units.    We remain confident in the technical merits and significant economic potential of our pending U.S. cases.

“Furthermore, we  have significantly reduced our operating costs during the past three quarters and continue to seek further cost reductions, as well as both short-term and long-term financing.   We believe that we have the opportunity to secure additional litigation funding in the near term in order to support our patent enforcement program.”

About ParkerVision

ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. and Germany to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2018 and the Form 10-Q for the quarter ended March 31, 2019. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Jean Marie Young
Chief Financial Officer	Or	The Piacente Group
ParkerVision, Inc.		212-481-2050, parkervision@tpg-ir.com
904-732-6100, cpoehlman@parkervision.com

(TABLES FOLLOW)

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ParkerVision, Inc.

Balance Sheet Highlights

(in thousands)	(unaudited) March 31, 2019	December 31, 2018
Cash and cash equivalents	$375	$1,527
Prepaid expenses	526	538
Accounts receivable and other current assets	68	122
Inventories	84	98
Property and equipment, net	115	129
Operating lease right-of-use assets	465	-
Intangible assets & other	3,741	3,917
Total assets	5,374	6,331

Accounts payable and other accrued expenses	2,343	1,833
Operating lease liabilities, current portion	256	86
Notes payable, current portion	1,677	2,437
Long-term liabilities	28,378	27,285
Shareholders’ deficit	(27,280)	(25,310)
Total liabilities and shareholders’ deficit	$5,374	$6,331

ParkerVision, Inc.

Summary of Results of Operations (unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2019	2018
Product revenue	$10	$77
Cost of sales	(10)	(53)
Gross margin	-	24

Research and development expenses	334	874
Selling, general and administrative expenses	2,156	2,977
Total operating expenses	2,490	3,851

Interest and other income (expense)	(62)	(14)
Change in fair value of contingent payment obligation	458	(449)
Total interest and other	396	(463)

Net loss	$(2,094)	$(4,290)

Basic and diluted net loss per common share	$(0.07)	$(0.19)

Weighted average shares outstanding	29,186	22,292

ParkerVision, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	March 31,
	2019	2018
Net cash used in operating activities	$(1,673)	$(3,351)
Net cash provided by investing activities	6	15
Net cash provided by financing activities	515	2,252

Net decrease in cash and cash equivalents	(1,152)	(1,084)

Cash and cash equivalents - beginning of period	1,527	1,354

Cash and cash equivalents - end of period	$375	$270

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